                                                                                                                                    Exhibit 99.1

FROM:	Ursula H. Moran (201) 802-5444	Louis Lipschitz (201) 802-5548
	Investor Relations	Chief Financial Officer

FOR:	Toys “R” Us, Inc.	Rebecca Caruso (201) 599-8090
	(NYSE: TOY)	Media Relations

FOR IMMEDIATE RELEASE

TOYS “R” US REPORTS 2003 FIRST QUARTER RESULTS

PARAMUS, NEW JERSEY, May 19, 2003- Toys “R” Us, Inc. today announced results for its first quarter ended May 3, 2003.  Total sales were $2.2 billion for the first quarter, up 3.6% from $2.1 billion for the first quarter of 2002.  Excluding the impact of currency translation, total sales increased 1.1% for the first quarter.

The company reported a net loss of ($7) million, or ($0.03) per share for the first quarter of 2003, compared with a net loss of ($4) million, or ($0.02) per share, for the first quarter of 2002.  The company commenced implementation of Emerging Issues Task Force Issue No. 02-16, “Accounting by a Customer (Including a Reseller) for Certain Consideration Received from a Vendor” (EITF 02-16) during the first quarter, as discussed in detail below.  The implementation of the provisions of EITF 02-16 unfavorably impacted the company’s first quarter 2003 results by $9 million, net of tax, or by $0.04 per diluted share.  EITF 02-16 had no impact on the company’s cash flows.  The first quarter results for 2003 also include severance charges amounting to $0.04 per share.  (All per share figuresrefer to diluted per share amounts.)

Operating earnings for the first quarter of 2003 were $18 million. Excluding the impact of EITF 02-16, operating earnings for the first quarter, would have been $32 million, compared to last year’s first quarter operating earnings of $22 million.  Again, excluding the impact of EITF 02-16, net earnings for the quarter would have been $2 million and earnings per share would have been $0.01, compared to a net loss of ($4) million and a loss per share of ($0.02) for the first quarter of 2002.

John Eyler, Chairman and Chief Executive Officer, said, “We were pleased with the trend and performance of our portfolio of businesses.  Although the early part of the quarter was negatively impacted by the soft retail economy and the war, the tone of business improved as the quarter progressed.  Our decision to continue our award-winning Geoffrey advertising campaign in the Spring season produced positive results and our U.S. toy stores enjoyed a highly successful Easter selling season.  In addition, the Babies “R” Us, International, and Toysrus.com divisions all produced improved results during the first quarter.

“We proceeded with our ongoing efforts to strengthen our balance sheet and further improve our liquidity during the first quarter.  After filing a shelf registration for $800 million to replace debt that will mature in early 2004, we successfully placed $400 million of ten-year bonds in early April.  We plan to return to the debt markets in the fall to cover the balance of our maturing obligations.  For the second consecutive quarter we had more than $1 billion in cash on our balance sheet at quarter-end.

“We are also pleased to announce that we have obtained firm commitments from our lenders to renew our 364-day revolving credit facility for $200 million with no changes in terms or conditions.  We expect to close the agreement this week.  This facility is in addition to our 5-year $685 million facility, which matures in 2006.  Together these facilities ensure we will continue to have significant excess liquidity, which we believe is desirable during uncertain economic times.

  As we have stated previously, we continue to plan for capital expenditures of less than $350 million in 2003, roughly in-line with our anticipated depreciation expense.  Thus, we believe we can improve upon 2002’s free cash flow of $176 million this year.

“Total inventory at quarter-end was up 9% versus last year, or 6% after adjusting for currency.  While this is somewhat higher than our original plan due to the softer than expected sales environment and early receipts of second quarter goods,  the quality and freshness of our inventory in all divisions continues to improve.

Mr. Eyler concluded, “We remain focused on improving our U.S. toy store performance, and we were encouraged by the improvement in our sales trends as the quarter progressed.  Rick Markee, the new President of our U.S. Toy Stores division, has assumed this role with energy and enthusiasm, and he and his team are already working hard on a variety of initiatives to improve sales and profits in the U.S. toy stores.

“We will also continue to work to reduce expenses while improving the effectiveness and efficiency of our company in 2003.  We continue to believe it is prudent to plan our business conservatively in the current environment.  We are comfortable with the current consensus estimate of $1.15 per share in 2003, excluding the impact of EITF 02-16.”

Implementation of Emerging Issues Task Force Issue No. 02-16 “Accounting by a Customer (Including a Reseller) for Certain Consideration Received from a Vendor” (EITF 02-16)

Credits and allowances from vendors are predominately for cooperative advertising, promotions, and volume related purchases.  Previously the company treated the advertising allowances as a reduction in selling, general and administrative expenses.  Promotional and volume related allowances were treated as a reduction of product costs.  Under EITF 02-16, it is presumed that amounts received from vendors should be considered a reduction of product costs, unless certain restrictive criteria are met.  Effective with the first quarter of 2003, the company adopted a policy of considering all cooperative advertising arrangements to be a reduction of product costs, (since the costs of tracking actual advertising costs by vendor to meet these criteria would exceed the benefit).  The company’s accounting for promotional and volume related allowances was already consistent with the new EITF 02-16 guidelines, and therefore did not require revision.

Had the company been able to make a cumulative EITF 02-16 adjustment in 2002, as many companies with fiscal year-ends other than January 31st did, the cumulative adjustment would have been $40 million ($25 million after tax) and the impact on operating earnings for the full year 2002 would have been insignificant.  Based on the transition rules that the company must follow it is required to implement EITF 02-16 prospectively beginning in 2003 which impacts operating earnings.  Consequently, the implementation of EITF 02-16 unfavorably impacted first quarter 2003 reported results by $14 million ($9 million net of tax), or by $0.04 per share, but had no impact on cash flows.

Business Segment Performance

In the U.S. Toy Store division, comparable store sales decreased 1.5% for the first quarter of 2003.  Core toy sales, which include Boys and Girls, Learning and Preschool toys, increased by 1.9%.  Operating earnings for the first quarter were $15 million versus $25 million in 2002.  Excluding the impact of EITF 02-16, operating earnings would have been $24 million for the first quarter of 2003.

Comparable toy store sales increased 7.2% during the first quarter in the International division, on top of a 9.8% gain last year.  Performance was exceptionally strong in the U.K. and Spain.   Total sales in the International division were $384 million, up from $307 million last year.  Operating losses decreased to ($11) million, an improvement from last year’s ($14) million.  Excluding the impact of EITF 02-16, operating losses this year would have been ($8) million, a 43% improvement versus last year.

The Babies “R” Us business posted a 10.4% increase in total sales, a 1.3% increase in comparable store sales and a 16% increase in operating earnings to $57 million for the first quarter.  Babies “R” Us achieved an operating income rate of 12.5% for first quarter.

Excluding the impact of EITF 02-16, operating earnings this year would have been $59 million, up from $49 million last year.  Five new Babies “R” Us stores opened during the first quarter.  A total of approximately 20 new store openings are planned in 2003.

At Toysrus.com, first quarter 2003 sales totaled $59 million, an increase of 28.3% from 2002 sales of $46 million.  The operating loss for first quarter 2003 was reduced to ($8) million, an improvement of 43% over an operating loss of ($14) million for first quarter 2002.  EITF 02-16 did not have a material impact on operating earnings for Toysrus.com during the first quarter.

The Kids “R” Us business reported a 6.8% comparable store sales decline for first quarter 2003, and total sales were $101 million, down from $127 last year.  The decline in total sales is partially a result of the fact that 37 Kids “R” Us stores were closed during 2002 as part of a restructuring initiative announced in January 2002.

Toys “R” Us, one of the world’s leading retailers of toys, children’s apparel and baby products, currently sells merchandise through 1,605 stores worldwide: 680 toy stores in the United States; 550 international toy stores, including licensed and franchise stores; 146 Kids “R” Us children’s clothing stores, 188 Babies “R” Us stores, 37 Imaginarium stores, and 4 Geoffrey stores, and through its Internet sites at www.toysrus.com, www.babiesrus.com, www.imaginarium.com and www.giftsrus.com.

First quarter ended :	05/03/03	05/04/02
Net sales	$2,170,000,000	$2,095,000,000
Operating earnings	$18,000,000	$22,000,000
Earnings before income taxes	$(11,000,000)	$(6,000,000)
Net loss	$(7,000,000)	$(4,000,000)
Basic and diluted loss per share	$(0.03)	$(0.02)
Average basic and diluted shares outstanding	$212,800,000	$197,000,000

This press releasecontains "forward-looking" statements within the meaning of Section 27A of the Securities Act of 1933 and Section 21E of the Securities Exchange Act of 1934, which are intended to be covered by the safe harbors created thereby.  All statements herein that are not historical facts, including statements about our beliefs or expectations, are forward-looking statements.  We generally identify these statements by words or phrases such as "anticipate," "estimate," "plan," "expect," "believe," "intend," “will," "may," and similar words or phrases.  These statements discuss, among other things, our strategy, store openings and renovations, future financial or operational performance, anticipated cost savings, results of restructurings, anticipated domestic or international developments, and other goals, targets and future occurrences and trends.  These statements are subject to risks, uncertainties and other factors, including, among others, competition in the retail industry, seasonality of our business, changes in consumer preferences and consumer spending patterns, general economic conditions in the United States and other countries in which we conduct our business, our ability to implement our strategy, availability of adequate financing, our dependence on key vendors of our merchandise, international events affecting the delivery of toys and other products to our stores, economic, political and other developments associated with our international operations, and risks, uncertainties and factors set forth in our reports and documents filed with the Securities and Exchange Commission (which reports and documents should be read in conjunction with this press release).  We believe that all forward-looking statements are based upon reasonable assumptions when made; however, we caution that it is impossible to predict actual results or outcomes or effects of risks, uncertainties or other factors on anticipated results or outcomes and that, accordingly, you should not place undue reliance on these statements.  Forward-looking statements speak only as of the date when made, and we undertake no obligation to update these statements in light of subsequent events or developments.  Actual results and outcomes may differ materially from anticipated results or outcomes discussed in forward-looking statements.

TOYS “R” US, INC. AND SUBSIDIARIES
CONSOLIDATED STATEMENTS OF OPERATIONS
(In millions, except per share information)
(unaudited)

	QUARTER ENDED
	May 3, 2003, as reported	Adjustments	May 3, 2003, excluding impact of EITF 02-16	May 4, 2002, as reported
Net sales	$2,170	$-	$2,170	$2,095
Cost of sales	1,420	28	1,448	1,413

Gross margin	750	(28)	722	682

Selling, general and administrative expenses	652	(42)	610	581
Depreciation and amortization	80	-	80	79

Total operating expenses	732	(42)	690	660

Operating earnings	18	14	32	22
Interest expense - net	29	-	29	28

(Loss) / earnings before income taxes	(11)	14	3	(6)
Income taxes	(4)	5	1	(2)

Net (loss) / earnings	$(7)	$9	$2	$(4)

Basic and diluted (loss) / earnings per share	$(0.03)	$0.04	$0.01	$(0.02)

Average basic and diluted shares outstanding	212.8		212.8	197.0

Common shares outstanding at end of period	213.2		213.2	197.4

Note:  The 2003 presentation above has been impacted by the provisions of Emerging Issues Task Force Issue No. 02-16, “Accounting by a Customer (Including a Reseller) for Certain Consideration Received from a Vendor,” (EITF 02-16).  To help investors better understand how this impacted its results, the company has adjusted its 2003 results, as reported, to a non-GAAP presentation to be comparable with its 2002 results, as previously reported.

TOYS “R” US, INC. AND SUBSIDIARIES
SEGMENT INFORMATION
(In millions )
(unaudited)

	QUARTER ENDED
	May 3, 2003, as reported	Adjustments	May 3, 2003, excluding impact of EITF 02-16	May 4, 2002, as reported
Net sales
Toys “R” Us - U.S.	$1,170		$1,170	$1,202
Toys “R” Us - International	384		384	307
Babies “R” Us	456		456	413
Toysrus.com (1)	59		59	46
Other	101		101	127

Total	$2,170		$2,170	$2,095

Operating earnings / (loss)
Toys “R” Us - U.S.	$15	$9	$24	$25
Toys “R” Us - International	(11)	3	(8)	(14)
Babies “R” Us	57	2	59	49
Toysrus.com, net of minority interest (1)	(8)	-	(8)	(14)
Other (2)	(35)	-	(35)	(24)

Operating earnings	18	14	32	22

Interest expense, net	29	-	29	28

(Loss) / earnings before income taxes	$(11)	$14	$3	$(6)

(1) Includes Toysrus.com - Japan.

(2) Includes corporate expenses, the operating results of the Kids "R" Us division and the equity in net earnings of Toys - Japan.

Note:

The 2003 presentation above has been impacted by the provisions  of Emerging Issues Task Force Issue No. 02-16, “Accounting by a Customer (Including a Reseller) for Certain Consideration Received from a Vendor,” (EITF 02-16).   To help investors better understand how this impacted its results, the company has adjusted its 2003 results, as reported, to a non-GAAP presentation to be comparable with its 2002 results, as previously reported.

TOYS “R” US, INC. AND SUBSIDIARIES
SUMMARY CONSOLIDATED BALANCE SHEETS
(In millions)
(unaudited)
	May 3, 2003	May 4, 2002	February 1, 2003

 ASSETS

Cash and cash equivalents	$1,128	$452	$1,023
Restricted cash	66	-	60
Merchandise inventories	2,445	2,241	2,190
Other current assets	295	293	287

Total current assets	3,934	2,986	3,560

Property and equipment, net	4,730	4,577	4,763
Goodwill, net and other assets	1,095	884	1,074

Total Assets	$9,759	$8,447	$9,397

LIABILITIES AND STOCKHOLDERS’ EQUITY

Short-term borrowings	$-	$7	$-
Accounts payable	1,020	931	896
Current portion of long-term debt	947	46	379
Other current liabilities	906	798	1,103

Total current liabilities	2,873	1,782	2,378

Long-term debt	1,972	2,383	2,139
Other non-current liabilities	859	796	837
Minority interest in Toysrus.com	9	22	13

Total stockholders’ equity	4,046	3,464	4,030

Total Liabilities and Stockholders’ Equity	$9,759	$8,447	$9,397

TOYS “R” US, INC AND SUBSIDIARIES
SUMMARY STATEMENTS OF CONSOLIDATED CASH FLOWS
(In millions)
(unaudited)

	QUARTER ENDED
	May 3, 2003	May 4, 2002
Cash Flows from Operating Activities:
Net loss	$(7)	$(4)
Depreciation and amortization	80	79
Other	(5)	(3)
Changes in operating assets and liabilities	(296)	(394)

Net cash from operating activities	(228)	(322)

Cash Flows from Investing Activities

Capital expenditures, net	(25)	(57)

Cash Flows from Financing Activities
Short-term borrowings, net	-	7
Long-term borrowings	393	670
Long-term debt repayment	(17)	(135)

Net cash from financing activities	376	542

Effect of exchange rate changes on cash and cash equivalents	(18)	6

Cash and Cash Equivalents
Net increase during period	105	169
Beginning of period	1,023	283

End of period	$1,128	$452